(MKS LOGO)

EXHIBIT 99.1

MKS Instruments Announces Appointment of Raj Batra to its Board of Directors

Andover, Mass., July 31, 2018 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, announced today that Raj Batra, President of the Digital Factory Division of Siemens in the U.S., was appointed to its Board of Directors, with a term that will begin on October 1, 2018.

“Raj is an outstanding global leader who has demonstrated vision and execution acumen for a Fortune 100 company,” said Jerry Colella, CEO, MKS Instruments. “Our industrial technology business is a key strategic focus for us and we are pleased to bring Raj’s strong experience in this area to our Board. We look forward to his insight and guidance.”

Background on Mr. Batra

Mr. Batra is the President of the Digital Factory Division of Siemens in the U.S. Siemens’ worldwide focus is on the areas of electrification, automation, and digitalization. From 1993 to 2014, Mr. Batra served in various senior roles at Siemens in the U.S., including President of the Industrial Automation Division from October 2009 to October 2014, Vice President and General Manager, Automation & Motion from October 2007 to October 2009, and Vice President and General Manager, Automation & Aerospace Vertical Division from October 2002 to October 2007. Mr. Batra received a B.S. in Electrical Engineering and Electronic Engineering from Lawrence Technological University and an MBA from the University of Michigan.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, monitor, deliver, analyze, power and control critical parameters of advanced manufacturing processes to improve process performance and productivity for our customers. Our products are derived from our core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, residual gas analysis, leak detection, control technology, ozone generation and delivery, power, reactive gas generation, vacuum technology, lasers, photonics, sub-micron positioning, vibration control and optics. We also provide services relating to the maintenance and repair of our products, installation services and training. Our primary served markets include semiconductor, industrial technologies, life and health sciences, research and defense. Additional information can be found at www.mksinst.com.

#    #    #

Company Contact: Seth H. Bagshaw

Senior Vice President, Chief Financial Officer and Treasurer

Telephone: +1 978.645.5578

Email: seth_bagshaw@mksinst.com

Investor Relations Contact: The Blueshirt Group

Monica Gould

Telephone: +1 212.871.3927

Email: monica@blueshirtgroup.com

Lindsay Savarese

Telephone: +1 212.331.8417

Email: lindsay@blueshirtgroup.com